Exhibit 11.2

Insider Trading Policy

Sify Technologies Limited

2nd Floor, TIDEL Park, 4, Rajiv Gandhi Salai,

Taramani, Chennai-600113

India

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Distribution list

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PURPOSE

The purpose of this Insider Trading Policy (“Policy”) is to promote compliance with securities law and to preserve the reputation and integrity of Sify Technologies Limited (the “Company”) and all persons affiliated with it. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. “inside information” is information which is considered to be both “material” and “non-public.”

APPLICABILITY OF POLICY

This Policy applies to all directors, officers, and employees of the Company. Individuals subject to this Policy are responsible for ensuring that their family members comply with this Policy. This Policy also applies to any entity controlled by individuals subject to the Policy, including any corporation, partnership or trust, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account.

This Policy extends to all activities within and outside an individual’s duties at the Company. Unless the context otherwise requires, references to the “Company” in this Statement refer to the Company and its subsidiaries. Every director, officer and employee must review this Policy. Questions regarding this Statement should be directed to the Group Chief Financial Officer at (91) 44-2254-0770.

DEFINITIONS / EXPLANATIONS

Insider:

The concept of “insider” is broad. Any person who possesses material non-public information is considered an insider as to that information. Insiders include Company Directors, Officers, and any employe who has obtained material non-public information. The definition of an insider is transaction specific; that is, an individual is an insider with respect to each material non-public item of which he or she is aware.

Insider trading:

Insider trading refers to the purchase or sale of a security while in possession of “material,” “non- public” information relating to the security.

Material facts:

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security.

Examples of material information include (but are not limited to) information concerning:

•	dividends;

•	corporate earnings or earnings forecasts;

•	possible mergers or acquisitions;

•	tender offers or dispositions;

•	major new products or product developments;

•	important business developments such as major contract awards or cancellations;

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•	developments regarding strategic collaborators or the status of regulatory submissions;

•	management or control changes;

•	significant litigation or regulatory actions;

•	significant borrowing or financing developments including pending public sales or offerings of debt or equity securities;

•	defaults on borrowings; bankruptcies; and

•	any knowledge regarding a significant cybersecurity incident experienced by the Company.

The above list is only illustrative; many other types of information may be considered “material,” depending on the circumstances. The materiality of information is subject to reassessment on a regular basis.

Non-public information:

Information is “non-public” if it has not been disclosed to the public generally. For information to be considered public, there should be some evidence that it has been widely disseminated and that the investing public had time to absorb the information. Information shall be considered non-public until after the second business day after the information is publicly released, such as by press release or widely circulated public disclosure documents filed with SEC.

Officer:

Officer shall mean Chief Executive Officer, Chief Financial Officer, Company Secretary, Business Heads, Financial Reporting function, MIS function and such other function as may be designated by the Group Chief Financial Officer. Officers of the Company's parent(s) or subsidiaries shall be deemed officers of the Company.

Tipping:

No Insider of the Company shall disclose or pass on (“tip”) material non-public information to any other person, including a family member or friend, nor shall such person make recommendations or express opinions on the basis of material non-public information as to trading in the Company’s securities.

Securities:

“Securities” include not only shares, bonds, notes, and debentures, but also options, warrants, American Depositary Receipts and similar instruments.

GUIDELINES TO PROHIBIT INSIDER TRADING

No Insider shall purchase or sell any type of security whilein possession of material, non-public information relating to the security, whether the issuer of such security is the Company or any other company. Additionally, no Insider shall purchase or sell any security of the Company during the period beginning the last day of the financial quarter and continue until two days after the announcement of the results for such quarter or during any other trading suspension period declared by the Company.

These prohibitions do not apply to:

•	purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company;

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exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, that in each case do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);

•	bonafide gifts of the Company’s securities; or

•

purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1 (“Rule10b5-1”) promulgated under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) was pre- cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy.

No Insider shall directly or indirectly communicate (or tip)material, non-public information to anyone outside the Company under any circumstances (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information), or to anyone within the Company other than on a need-to-know basis.

PROCEDURE TO PREVENT INSIDER TRADING

Pre-Clearance of Trades:

Directors and Officers must pre-clear all trades in the Company’s stock at all times, with the Company’s Group Chief Financial Officer. If you receive clearance for trades, you must complete your purchase or sale within 72 hours of receipt of the clearance.

Blackout Period:

Additionally, no Insider shall purchase or sell any security ofthe Company during the period beginning the last day of the financial quarter and continue until two days after the announcement of the results or during any other trading suspension period declared by the Company except for the non-applicability provisions as illustrated above in guidelines for prohibition of insider trading.

Exception to Blackout Period:

Exceptions to the Blackout period may be approved only by the Group Chief Financial Officer or, in the case of exceptions for directors, the Board of Directors.

Post-Termination Transactions:

Except for pre-clearance requirement, this Policy continues to apply to transactions in the Company’s securities even after termination of service with the Company. If an individual is in possession of material, non-public information when his or her service terminates, that individual may not trade in the Company’s securities until that information has become public or is no longer material.

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ADDITIONAL PROHIBITIONS

Short sales:

No Insider may engage in short sales of Company securities. A short sale is the sale of a security that the seller does not own at the time of the trade.

Publicly Traded Options:

A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the Insider is trading based on inside information. Transactions in options also may focus the trader’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls, or other derivative securities, on an exchange or in any other organized market, are prohibited.

Hedging Transactions:

No Insider may engage in transactions in puts, calls or other derivative instruments that relate to or involve Company securities. Such transactions are, in effect, bets on short-term movements in the Company’s stock price and therefore create the appearance that the transaction is based on non- public information.

Pledging or trading on margin:

No Insider may hold Company securities in a margin account or pledge (or hypothecate) Company securities as collateral for a loan. Margin sales or foreclosure sales may occur at a time when the insider is aware of material non-public information or otherwise is not permitted to trade in Company securities.

Trading in securities of other companies:

No Insider may, while in possession of material non-public information about any other public company gained in the course of employment with the Company, (a) trade in the securities of the other public company, (b) “tip” or disclose such material non-public information concerning that company to anyone, or (c) give trading advice of any kind to anyone concerning the other public company.

PRE-ARRANGED TRADING PLANS

Overview:

Under Rule 10b5-1 of the Securities Exchange Act of 1934, an individual has an affirmative defense against an allegation of insider trading if he or she demonstrates that the purchase, sale or trade in question took place pursuant to a binding contract, specific instruction or written plan that was put into place before he or she became aware of material non-public information. Such contracts, irrevocable instructions and plans are commonly referred to as Rule 10b5-1 plan.

In order to take advantage of these defenses:

•	First, the trading plan must be adopted in good faith, or take effect, when the trader is not aware of any material non-public information about the Company.

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Second, the plan must either (1) expressly specify the amount, price, and date of trades; (2) provide a written formula or algorithm, or computer program, for determining amounts, prices, and dates; or (3) give all discretion regarding the power to execute securities transactions pursuant to the plan to a third party who does not possess material nonpublic information.

•

Third, the trader must demonstrate that the purchase or sale that occurred was pursuant to the plan. A purchase or sale would not be pursuant to the plan if, among other things, the trader altered or deviated from the plan or entered into or altered a corresponding or hedging transaction or position with respect to those securities.

Rule 10b5-1 plans have the obvious advantage of protecting against insider trading liability. However, they also require advance commitments regarding the amounts, prices and timing of purchases or sales of Company securities and thus limit flexibility and discretion. In addition, once a Rule 10b5-1 plan has been adopted, it is generally not permissible to amend or modify such plan.

Pre-requisites:

Prior approval:

All trading plans must be reviewed and approved by the Group Chief Financial Officer before they are implemented.

Material non-public information:

An insider may enter into a trading plan only when he or she is not in possession of material, non- public information, and only when the trading window period is open. Trading Window period is a period other than the Blackout period.

Cooling-off period:

There is a minimum “cooling-off period” between the date a new Rule 10b5-1 Plan is adopted or modified and when trading under the plan commences.

•	Directors and Officers:

The applicable cooling-off period is the later of (i) 90 days after the adoption or modification of the trading plan or (ii) two business days following the disclosure of financial results in Form 20- F or Form 6-K for the fiscal quarter in which the plan was adopted or modified (subject to a maximum of 120 days after adoption of the plan).

•	Persons other than Directors and Officers:

The applicable cooling-off period is 30 days after the adoption or modification of the trading plan.

Plan termination or cancellation:

•	Plan termination:

Any Director or Officer who wishes to implement, amend or terminate a qualified Rule 10b5-1 plan must first have the plan (or any amendment or proposal to terminate) pre-approved by the Group Chief Financial Officer. Further, any modification or change to the amount, price, or timing of the purchase or sale of the securities (or a modification or change to a written formula or algorithm, or computer program that affects the amount, price, or timing of the purchase or sale of the securities) underlying a trading plan is a termination of such plan and the adoption of a new plan which triggers a new cooling-off period.

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•	Cancellation / suspension:

Once a Rule 10b5-1 plan is implemented, a Director or Officer may not suspend or cancel the plan without the Group Chief Financial Officer’s approval.

No overlapping plans:

An Insider is prohibited from having more than one Rule 10b5-1 Plan for open market purchases or sales of securities of the Company.

Restrictions on Single Trade Plans:

An Insider may not have more than one single-trade Rule 10b5-1 Plan during any 12-month period.

Directors and Officers Certification:

Each director and officer who adopts a Rule 10b5-1 plan to include a representation in the plan certifying that at the time of the adoption of a new or modified Rule 10b5-1 plan that:

(i)	he or she is not aware of any material non-public information about the issuer or securities; and

(ii)	he or she is adopting the Rule 10b5-1 plan in good faith and not as a plan or scheme to evade the prohibitions of Rule 10b-5.

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